SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   February 12, 2008

MET-PRO CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	001-07763	23-1683282
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

160 Cassell Road, P.O. Box 144
Harleysville, Pennsylvania	19438
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 723-6751

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Met Pro/Current Report on 8-K announcing filing of amended 10-Qs/A and 10-K/A

Item 2.02. Results of Operations.

The Company expects to report and hold a teleconference call on its results of operations and financial performance for the fourth quarter and for the fiscal year ended January 31, 2008 on February 28, 2008.  The Company will provide details for the teleconference call next week.

A copy of the press release with respect to the foregoing is furnished herewith as Exhibit 99.1. The information included as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 8.01. Other Events.

Concurrently with the filing of this Current Report on Form 8-K, Met-Pro Corporation (the “Company”) is filing amended Forms 10-Q/A for the fiscal quarters ended October 31, 2006, April 30, 2007, July 31, 2007, and October 31, 2007, as well as an amended Form 10-K/A for the fiscal year ended January 31, 2007 (collectively the “Amended Filings”).

This follows the disclosure made in a Current Report on Form 8-K filed on January 23, 2008 (the “January 23 Form 8-K”) that the Audit Committee of the Board of Directors of the Company, after discussion with management and the Company’s independent registered public accountants, Margolis & Company P.C., concluded that the Company’s financial statements for the periods noted above (other than for the fiscal quarter ended October 31, 2006, as noted below) should no longer be relied upon because of errors in such financial statements that would require restatement of the financial statements.

The financial statements for the affected periods prematurely recognized net sales and net income that should have been recognized in subsequent fiscal periods or which are expected to be recognized in future fiscal periods. The January 23 Form 8-K further disclosed that, based upon the preliminary findings of the Audit Committee, the financial statement errors were the result of unauthorized actions by one non-officer level sales employee, in violation of the Company’s policies including its revenue recognition policy.

The Audit Committee’s subsequent investigation has indicated that, for similar reasons, restatement of the unaudited financial statements as of and for the fiscal quarter ended October 31, 2006 is also required. The premature recognition of net sales and net income resulted in or contributed to errors in earnings per share, accounts receivable, inventories, prepaid expenses, accounts payable, accrued expenses, customers’ advances, retained earnings, and backlog, and the purpose of the Amended Filings is to correct the errors in each particular filing that were made. More information with respect to the impact of the errors is contained in each individual Amended Filing, including in the Explanatory Note set out at the beginning of each Amended Filing. The adjustments in net sales, net income, earnings per share and backlog figures made in the Amended Filings, inclusive of those with respect to the fiscal quarter ended October 31, 2006, do not differ materially from those expressed in the January 23 Form 8-K.

The Audit Committee’s investigation to date has revealed that the financial statement errors were facilitated by fabricated statements and documents by the employee as well as by false statements by two different outside vendors each acting together with the employee to mislead the Company. The investigation has also revealed that the employee improperly entered into commission sharing agreements with several outside sales representatives with respect to commissions paid by the Company, in violation of the Company’s policies. The amount received by the employee as a result of these commission agreements is currently believed to be less than $300,000. The Company does not believe that these commission irregularities on their own resulted in financial statement errors. To date the Audit Committee’s investigation has not revealed any data to suggest that any other employees of the Company were involved. The Audit Committee’s investigation is continuing.

As previously disclosed in the January 23 Form 8-K, the Company has instituted a number of changes in its internal control over financial reporting. This follows the Company’s determination that it did not maintain effective policies and procedures with respect to revenue recognition as of the date of the respective fiscal periods covered by the Amended Filings and that this material weakness contributed, together with the false statements by the vendors, documents fabricated by the employee, and the other unauthorized actions by the employee explicitly intended to circumvent the Company’s revenue recognition and other policies and procedures, to the financial statement errors. The internal control changes instituted by the Company are designed to improve the Company’s control over revenue recognition as well as sales commissions. More information regarding the material weakness in internal control over financial reporting and the Company’s remediation plan is contained in the Controls and Procedures sections of the Amended Filings.

The Company is seeking restitution from the employee and has terminated the employee’s employment relationship with the Company.

The Company voluntarily reported this matter to the Securities and Exchange Commission prior to the filing of the January 23 Form 8-K and has been advised that the SEC has commenced an informal investigation with respect to these matters. The Company is cooperating fully with the investigation.

A copy of a press release announcing these matters is furnished as Exhibit 99.1 hereto.  The information included as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act or 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

      Date:  February 12, 2008
MET-PRO CORPORATION

By: /s/ Raymond J. De Hont
Raymond J. De Hont,
President and Chief Executive Officer